Exhibit 99.1



PRESS RELEASE                                              FOR IMMEDIATE RELEASE
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                             SECOND QUARTER RESULTS

     Spencer, Indiana - (February 10, 2004) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the second quarter and six months ended December 31, 2003.

          Second Quarter Highlights:

          o    Net interest income declined 7% to $745,000;

          o    Interest expense decreased 24% to $405,000;

          o    Non-interest income increased $152,000;

          o    Net income grew 37% to $111,000;


          Six  Months Highlights:

          o    Net interest income declined 6% to $1.5 million;

          o    Interest expense decreased 26% to $824,000;

          o    Non-interest income increased $150,000;

          o    Net income grew 14% to $211,000;

     For the quarter ended December 31, 2003, the Company reported a 37% increase in earnings compared to the same period in 2002. Net income for the fiscal second quarter was $111,000, or $.08 per share. For the same period last year, net income was $81,000 or $.06 per share and included a $178,000 expense to record investment losses.

     Interest  income  decreased  $191,000  or 14% for the  three  months  ended
December 31, 2003, compared to the same period in 2002. Interest from loans decreased $149,000 or 12% to $1.1 million. This decrease primarily resulted from a lower volume of loans outstanding. Loans outstanding at December 31, 2003 were down $3.6 million or 7% compared to a year earlier.

     The decrease in interest income was only partially offset by lower interest expense. Interest expense for deposits and borrowings decreased $131,000 or 24% to $405,000. Maturity of higher rate certificates of deposit and borrowings in a period of lower interest rates led to an overall decline in the cost of funds. The Company's cost of funds fell 36 basis points to 3.11% for the quarter ended December 2003 from 3.47% a year earlier.

     The Company's net interest margin for the quarter ended December 31, 2003 increased to 5.3%, compared to 5.1% for the quarter ended December 31, 2002. Net interest income before the provision for loan losses decreased 7% to $745,000 for the three months ended December 31, 2003, compared to $805,000 a year earlier.

     Loan loss provisions for the second fiscal quarter totaled $60,000. Loan loss provisions for the year-earlier period were $45,000. A regular assessment of loan loss allowance adequacy indicated that these provisions were required to maintain an appropriate allowance level. The volume, composition and quality of the loan portfolio, as well as actual loan loss experience, will influence the need for future loss provisions.

     Non-interest income was $77,000 for the three months ended December 31, 2003. For the same period last year, non-interest income was negative $75,000 because of charges recorded to reduce the carrying value of certain stock investments. No gain or loss on securities were reported for the second quarter 2004, compared to losses totaling $178,000 recognized on securities available for sale during the same period last year. Due to limited recent land sales, gain on sale of real estate held for investment dropped to $20,000, from $38,000 for second quarter 2003.

     Non-interest expense increased 7% to $623,000 from $584,000 for the quarter-ended December 31, 2002. Modest increases in several expense categories, such as advertising and professional fees, contributed to this increase. An adjustment to accrued property taxes lowered net occupancy expense $16,000 compared to the same period last year. In addition, lower equipment expense for second quarter 2004 partially offset the overall increase in non-interest expense.

     For the six-month period ended December 31, 2003, net income grew 14% to $211,000, or $.16 earnings per share. Net income was $185,000 or $.14 earnings per share, including a $178,000 expense related to impairment of equity securities during the six months ended December 31, 2002.

     Net interest income before the provision for loan losses decreased 6% to $1.5 million from $1.6 million, for the year-earlier period due to lower interest income from loans and investments. Interest expense for deposits decreased $176,000 or 28% while interest expense for borrowings decreased $105,000 or 22%. Lower interest rates led to the decline in interest expense which only partially offset a $371,000 decline in interest income. Interest income decreased 14% to $2.3 million from $2.7 million. Most of this decrease was due to a contraction in loans outstanding and a lower average yield on earning assets compared to the same six-month period a year earlier.

     Loan loss provisions increased to $120,000 for the six months ended December 31, 2003, from $115,000 for the year-earlier period. The increase in loan loss provisions reflect management's assessment of various risk factors including, but not limited to, the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income was $146,000 for the first half of fiscal 2004, compared to negative $4,000 a year earlier. Prior year non-interest income was unusually low due to $178,000 in charges recorded to recognize the reduced value of securities available for sale. Investment securities activity was very limited during the first half of fiscal 2004, resulting in a loss of $1,000 on sale of securities available for sale. For the six months ended December 31, 2003, gain on the sale of real estate acquired for development decreased to $32,000 from $66,000 for the year-earlier period.

     Non-interest expense increased 2% to $1.3 million for the six-month period ended December 31, 2003. The impact of an increase in legal and professional fees was mostly offset by decreases in several other expense categories. Salaries and employee benefits decreased by $29,000 or 5%, and computer processing fees declined by $21,000 or 15%.

     At December 31, 2003, total assets were $60.7 million. Loan repayments and pre-payments on mortgage-backed securities decreased total assets $1.0 million since June 30, 2003. During that six-month period, loan repayments slightly outpaced new originations and reduced outstanding loans 1% to $48.2 million from $48.8 million. During the same period, investments available for sale fell $716,000 or 25%. Cash and cash equivalents increased 7% to $4.9 million compared to six months earlier.

     Loans delinquent 90 days or more increased to $831,000 or 1.7% of total loans at December 31, 2003, compared to $520,000 or 1.1% of total loans at June 30, 2003. At December 31, 2003, non-performing assets were $1.5 million or 2.4% of total assets, compared to $1.1 million or 1.8% of assets at June 30, 2003. Non-performing assets included $649,000 in Real Estate Owned ("REO") and other repossessed properties at December 31, 2003, compared to $608,000 six months earlier.

     The allowance for loan losses increased 20% to $379,000 from $316,000 six months earlier. Net loan losses for the two-quarter period ended December 31, 2003 were $57,000, compared to $122,000 for the year-earlier period. Periodic provisions to loan loss allowances reflect management's view of risk in the Company's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans and loan delinquency trends. Management considered the level of loan loss allowances at December 31, 2003 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits were unchanged from six months earlier and totaled $38.5 million at December 31, 2003. Borrowings decreased 6% to $15.0 million at December 31, 2003 from $16.0 million six months earlier.

     Shareholders' equity was $6.9 million or 11.4% of total assets at December 31, 2003. The Company's book value per share was $5.10 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during the first half of fiscal 2004 included net income, two quarterly cash dividends totaling $.06 per share, a $23,000 increase in unrealized loss on securities available for sale, and the amortization of costs associated with stock-based employee benefit plans.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
                                   (Unaudited)
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED DECEMBER 31:         2003               2002
                                          ----------         ----------
Net Interest Income                       $      745         $      805
Provision for Loan Losses                         60                 45
Non-interest Income                               77                (75)
Non-interest Expense                             623                585
Income Tax                                        28                 19
Net Income                                       111                 81

Basic and Diluted Earnings Per Share:     $      .08         $      .06
Average Shares Outstanding - Basic         1,306,325          1,289,395
Average Shares Outstanding - Diluted       1,330,532          1,294,346

FOR SIX MONTHS ENDED DECEMBER 31:           2003                2002
                                          ----------         ----------
Net Interest Income                       $    1,489         $    1,579
Provision for Loan Losses                        120                115
Non-interest Income                              146                 (4)
Non-interest Expense                           1,261              1,232
Income Tax                                        43                 43
Net Income                                       211                185

Basic and Diluted Earnings Per Share:     $      .16         $      .14
Average Shares Outstanding - Basic         1,304,533          1,287,473
Average Shares Outstanding - Diluted       1,325,312          1,290,209

                                         December 31,         June 30,
                                             2003              2003
                                          ----------         ----------
Total Assets                              $   60,656         $   61,671
Total Loans                                   48,166             48,816
Allowance for Loan Losses                        379                316
Total Deposits                                38,479             38,539
Borrowings                                    15,000             16,000
Shareholders' Equity                           6,921              6,721

Non-Performing Assets                          1,480              1,128
Non-Performing Loans                             831                520

Non-Performing Assets to Total Assets           2.44%              1.83%
Non-Performing Loans to Total Loans             1.73               1.07

Book Value Per Share*                     $     5.10         $     4.96

   *Based on 1,356,050 shares at December 31, 2003 and June 30, 2003.